STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION AND
FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is The United States Basketball League, Inc., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is Shurepower, LLC a *(list jurisdiction)* New York limited liability company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is The United States Basketball League, Inc..

FOURTH: The merger is to become effective on April 13, 2023.

FIFTH: The Agreement of Merger is on file at 8270 Woodland Center, Tampa, FL 33614, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 13th day of April ,A.D., 2023.

By: [signature]
Authorized Officer

Name: Jeff Kim
Print or Type

Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:42 AM 04/12/2023
FILED 10:42 AM 04/12/2023
SR 20231403046 - File Number 2036407